Exhibit 99.1

Annexon Broadens Autoimmune Franchise with Advancement of Third Anti-C1q Product Candidate and Strategic Expansion into New Autoantibody-driven Diseases

– Advancing subcutaneous ANX009 candidate into Phase 1b program in Lupus Nephritis –

– Deepening ANX005 neuromuscular autoimmune pipeline with new Phase 2 program in Multifocal Motor Neuropathy –

– Annexon to host virtual autoimmune R&D event with leading experts on Wednesday, July 28, at 10:30 a.m. ET –

SOUTH SAN FRANCISCO, Calif., July 22, 2021 (GLOBE NEWSWIRE) — Annexon, Inc. (“Annexon”) (Nasdaq: ANNX), a clinical stage biopharmaceutical company developing a class of next generation complement medicines for patients with classical complement-mediated autoimmune and neurodegenerative disorders of the body, brain and eye, today announced the broadening of its autoimmune franchise through advancement of its third clinical-stage product candidate, ANX009, into Lupus Nephritis and expansion of the ANX005 clinical program into a second neuromuscular condition, Multifocal Motor Neuropathy (MMN).

“Nearly 24 million Americans suffer from antibody-mediated autoimmune diseases, many of which are orphan or rare diseases with no or limited treatment options,” said Douglas Love, Esq., president and chief executive officer of Annexon.1 “Annexon is focused on developing therapeutics that stop classical complement-mediated disease at the start by targeting C1q, the initiating molecule of the classical pathway. Our upstream complement approach has broad potential to deliver multiple, differentiated, first-in-class therapies for patients across a spectrum of autoantibody-driven autoimmune diseases. We are excited to expand our portfolio of C1q inhibitors into additional autoimmune indications with high unmet need.”

Annexon’s Approach to Autoimmune Disease

Annexon is pioneering a targeted approach to tackling an array of antibody-mediated autoimmune diseases by inhibiting C1q and the early classical complement pathway. Using a rigorous precision medicine approach to measure aberrant complement activity, Annexon is sharply focused on enhancing the probability of success by identifying the indications and patients most likely to respond to anti-C1q therapy and developing a class of next generation complement medicines with improved efficacy and safety characteristics. Annexon’s autoimmune franchise, spanning neuromuscular, hematologic and nephritic indications, is well-supported by C1q’s unique mechanism of action, a comprehensive and growing scientific and clinical dataset and Annexon’s deep experience in the classical complement pathway.

Advancing ANX009 into Phase 1b Study in Lupus Nephritis

Annexon’s third clinical-stage product candidate, ANX009, is a subcutaneous C1q inhibitor developed for antibody-mediated autoimmune diseases of blood and vascular tissues. In a recently completed Phase 1 first-in-human (FIH) study of ANX009 in healthy volunteers, the dose-escalation study demonstrated:

•	ANX009 was well-tolerated at all dose levels and no drug-related safety signals were observed

•	A clear dose response in single ascending dose cohorts, with robust C1q inhibition at higher doses

•	Sustained C1q inhibition with multiple doses, supporting the potential for twice weekly subcutaneous administration with the current formulation

•	No serious adverse events, discontinuations related to treatment or dose limiting toxicity were observed. Some participants reported mild, transient localized subcutaneous injection site reactions

The company now plans to advance ANX009 into a Phase 1b study in Lupus Nephritis patients in early 2022. Annexon has identified biomarkers in a subset of Lupus Nephritis patients indicating high levels of aberrant classical complement activation that will be used to select patients for the initial study. Lupus Nephritis is an orphan disease that affects up to 50-60% of people with systemic lupus erythematous during the first 10 years of the disease.2

“C1q is a key driver of pathology in Lupus Nephritis. By focusing on biomarkers related to C1q activation and disease pathology, our Phase 1b study will identify Lupus Nephritis patients most likely to respond to anti-C1q therapy,” said Ted Yednock, PhD, executive vice president and chief scientific officer of Annexon. “We believe our subcutaneous ANX009 candidate has broad utility in antibody-mediated diseases of the blood and vascular tissues, and combined with our precision medicine approach, has the potential to deliver transformative therapeutic impact for Lupus Nephritis patients.”

Advancing ANX005 into Phase 2 Program in Multifocal Motor Neuropathy

Annexon also plans to advance ANX005 into a Phase 2 trial in MMN patients in early 2022. MMN is a chronic, slowly progressive disorder in which multiple motor nerves are attacked by one’s own immune system resulting in asymmetrical weakness and muscle wasting in primarily the arms and legs due to the presence of nerve-reactive, anti-GM1 IgM autoantibodies.3 These IgM autoantibodies target peripheral nerve axons and myelin sheaths, where classical complement activation facilitates nerve damage and impaired conduction.4 In a preclinical model of MMN, C1q inhibition blocks nerve damage induced by IgM autoantibodies from patient sera.5 Moreover, MMN is mechanistically related to Guillain-Barré Syndrome (GBS), an antibody-mediated autoimmune disorder that causes acute neuromuscular paralysis driven also by IgM (as well as IgG) autoantibodies targeting peripheral nerve axons and myelin sheaths that spur nerve destruction and impaired conduction. ANX005 demonstrated proof-of-concept in a placebo-controlled Phase 1b trial in GBS, and Annexon is leveraging those learnings and the prominent overlap in pathology between GBS and MMN in the upcoming MMN Phase 2 trial.

“Despite the current standard of care, there remains significant unmet treatment needs for people living with MMN, a chronic, life-long, progressively debilitating disease.” said Hugh Willison, PhD, professor of neurology and head of neuroinflammation at Glasgow Biomedical Research Centre and a scientific advisor for Annexon. “Unlike other approaches, ANX005 has demonstrated the ability to inhibit aberrant classical complement activity induced by IgM antibodies that drive nerve injury. ANX005 has the potential to provide significant benefit for MMN patients.”

Annexon C1q Series: Autoimmune Portfolio Expansion

Annexon will host a virtual autoimmune R&D event on Wednesday, July 28, 2021, at 10:30 a.m. ET, to discuss the expansion of its autoimmune franchise. Annexon’s executive team will be joined by key opinion leaders at the event.

A live webcast and slide presentation will also be available from the “Events and Presentations” page of the “Investors” section of annexonbio.com. To register for this event, please access this link.

About Annexon, Inc.

Annexon is a clinical-stage biopharmaceutical company developing a class of next-generation complement medicines for patients with classical complement-mediated disorders of the body, brain and eye. The company’s pipeline of differentiated product candidates addresses a broad spectrum of well-researched classical complement-mediated autoimmune and neurodegenerative diseases triggered by aberrant activation of C1q, the initiating molecule of the classical complement pathway. Annexon is currently conducting clinical trials in multiple serious autoimmune, neurodegenerative and ophthalmic diseases, including Guillain-Barré Syndrome, warm autoimmune hemolytic anemia, Huntington’s Disease, amyotrophic lateral sclerosis and geographic atrophy. Annexon is deploying a disciplined, biomarker-driven development strategy designed to improve the probability of technical success of its portfolio. For more information, visit www.annexonbio.com.

About Lupus Nephritis

Lupus Nephritis is a severe and life-threatening autoimmune disease that disproportionately affects young women. Up to 50-60% of lupus patients develop Lupus Nephritis during the course of their disease.6 Lupus Nephritis occurs when autoantibodies that recognize the body’s own tissues deposit in the kidney and trigger complement activation leading to inflammation and tissue damage. If not adequately treated, this can result in worsening kidney function and even kidney failure. Current treatments for Lupus Nephritis include steroids and immunosuppressants, but more than half of patients are not well-controlled on these therapies, so there remains significant unmet need.

About Multifocal Motor Neuropathy

MMN is a rare and chronic peripheral nerve disorder in which focal areas of multiple motor nerves are attacked by one’s own immune system, causing progressive and asymmetric muscle weakness, primarily of the arms and legs. MMN is characterized by a chronic progressive course without any remission. MMN has similarities to GBS pathology, as it is mediated by IgM autoantibodies that inappropriately disrupt the peripheral nervous system.7 Current standard of care with intravenous immunoglobulin (IVIg) for MMN patients requires frequent high dose treatment over 2-5 days with short duration effect and is often ineffective or not tolerated, resulting in significant unmet need.

References:

1.	NIH The Autoimmune Diseases Coordinating Committee. Progress in Autoimmune Diseases Research. Auth.experianidworks.com. Published March 2005. Accessed July 20, 2021).
2.	Hahn BH, McMahon M, Wilkinson A, et al. American College of Rheumatology guidelines for screening, treatment, and management of lupus nephritis. Arthritis Care Res. 2012;64(6):797-808.
3.	Vlam L, van der Pol W-L, Cats EA, et al. Multifocal motor neuropathy: diagnosis, pathogenesis and treatment strategies. Nat Rev Neurol. 2011; 8:48–58.
4.

Piepers S, Jansen MD, Cats EA, et al. IVIg inhibits classical pathway activity and anti-GM1 IgM-mediated complement deposition in MMN. J Neuroimmunol. 2010 Dec 15;229(1-2):256-262. doi: 10.1016/j.jneuroim.2010.08.023. PMID: 20920831.

5.	Harschnitz O, van den Berg LH, Johansen LE, et al. Autoantibody pathogenicity in a multifocal motor neuropathy induced pluripotent stem cell-derived model. Ann Neurol. 2016;80(1);71-88.
6.	Hahn BH, McMahon M, Wilkinson A, et al. American College of Rheumatology guidelines for screening, treatment, and management of lupus nephritis. Arthritis Care Res. 2012;64(6):797-808.
7.	GBS/CIDP Foundation International. https://www.gbs-cidp.org/variants/multifocal-motor-neuropathy/. Accessed July 20, 2021.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: broadening of the company’s autoimmune franchise through advancement and initial indication selection of its third clinical-stage product candidate ANX009 into Lupus Nephritis and expansion of the ANX005 clinical program into MMN; broad potential of the company’s complement approach to deliver multiple, differentiated, first-in-class therapies for patients suffering across a spectrum of autoantibody-driven diseases; extended reach of the company’s growing portfolio of C1q inhibitors into new and expanded autoimmune indications; timing of and patient selection for the company’s clinical trials; the company’s precision medicine approach and potential delivery of transformative therapies to patients; ANX005 as a potential treatment for GBS; the company’s ability to deliver on its objectives; and the implementation of the company’s business model and strategic plans for its business and product candidates, including potential treatment indications and additional indications that the company may pursue. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the effects of COVID-19 or other public health crises on the company’s clinical programs and business operations; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Jennifer Lew

Chief Financial Officer, Annexon Biosciences

jlew@annexonbio.com

Sara Michelmore

smichelmore@macbiocom.com

Media Contact:

Miriam Mason

Senior Vice President, Annexon Biosciences

mmason@annexonbio.com